Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262105

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated April 21, 2022)

BuzzFeed, Inc.
112,304,633 Shares of Class A Common Stock
15,637,500 Shares of Class A Common Stock Underlying Convertible Notes
292,500 Warrants to Purchase Shares of Class A Common Stock
9,875,833 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated April 21, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1, as amended (No. 333-262105). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with Securities and Exchange Commission on August 9, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 112,304,633 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), consisting of (A) up to (i) 109,094,037 shares of Class A common stock (including shares of Class A common stock issuable upon conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”) and shares of Class A common stock issuable upon conversion of shares of Class C common stock, par value $0.0001 per share (the “Class C common stock”)), including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated December 3, 2021, between us and certain of the Selling Securityholders granting such holders registration rights with respect to such shares; (ii) 3,210,596 shares of Class A common stock issuable following the exercise or settlement of certain stock options and restricted stock units; (iii) 15,637,500 shares of Class A common stock reserved for issuance upon the conversion of convertible senior notes; and (iv) 9,875,833 shares of Class A common stock issuable upon the exercise of warrants; and (B) 292,500 warrants, consisting of (a) 259,167 Private Placement Warrants and (b) 33,333 Working Capital Warrants.

Our Class A common stock and warrants are listed on the Nasdaq Capital Market under the symbols “BZFD” and “BZFDW,” respectively. On August 8, 2022, the last reported sales price of our Class A common stock and the warrants were $2.00 per share and $0.23 per warrant, respectively.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2022 (August 4, 2022)

BuzzFeed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39877	85-3022075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 East 18th Street

New York, New York 10003

(Address of registrant’s principal executive offices, and zip code)

(646) 589-8592

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BZFD	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	BZFDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2022, BuzzFeed, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the offer letter dated March 25, 2022 by and between the Company and Marcela Martin (the “Offer Letter”). As previously announced pursuant to a Current Report on Form 8-K filed on May 6, 2022, Ms. Martin will assume the role of President of the Company, effective August 1, 2022.

The Amendment provides that in lieu of the equity grant initially contemplated in the Offer Letter, Ms. Martin will receive (i) an initial grant of RSUs with a target value of $5,000,000 (the “Initial RSU Award”) in connection with the effective date of her appointment as President of the Company and (ii) a subsequent award of RSUs with a target value of $2,000,000 on the first anniversary of her start date or an earlier change in control of the Company (the “Subsequent RSU Award”).

One-third of the Initial RSU Award will vest on the date that is one year following Ms. Martin’s start date and the remaining two-thirds of the RSUs will vest in quarterly installments over the next two years, subject to Ms. Martin’s continued service to the Company. The Subsequent RSU Award will vest in quarterly installments over two years, subject to Ms. Martin’s continued service to the Company.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01. Financial Statement and Exhibits.

Exhibit Number	Description

10.1	Amendment to Offer Letter, dated as of August 4, 2022, between Buzzfeed, Inc. and Marcela Martin

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 9, 2022
BuzzFeed, Inc.

		By:	/s/ Jonah Peretti
Name: Jonah Peretti
Title: Chief Executive Officer

Exhibit 10.1

111 E. 18th St. New York, NY 10003
Tel (212) 431 7464 Fax (212) 431 7461
buzzfeed.com

August 4, 2022

Re: Amendment to Offer Letter

1.    This letter agreement (this “Amendment”) is intended to amend the terms of that certain offer letter by and between you and BuzzFeed, Inc. (the “Company”), dated March 25, 2022 (the “Offer Letter”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in your Offer Letter.

2.     Pursuant to Section 4 of your Offer Letter, you were eligible to receive a one-time initial grant of restricted stock units (“RSUs”) equal in value to $7,000,000. In lieu thereof, subject to the approval of the Board or its Compensation Committee, you will be granted the following:

(i)	In accordance with the Company’s regular grant cycle following your start date, an initial award of a number of RSUs having a target value of $5,000,000, with the actual number of RSUs to be determined by dividing the target value by the average closing price of the Company’s Common Stock over the 20-trading days immediately preceding your start date (the “Initial RSU Award”). The Initial RSU Award will vest with respect to one-third of the total number of shares subject to the award on the first anniversary of your start date, and thereafter will vest with respect to 1/12th of the total award on each three-month anniversary thereafter such that the Initial RSU Award would be fully vested at the end of the three-year period, subject to your continued service on each applicable vesting date.

(ii)	In accordance with the Company’s regular grant cycle following the one-year anniversary of your start date (such anniversary, the “Measurement Date”), a subsequent award of a number of RSUs having a target value of $2,000,000, with the actual number of RSUs to be determined by dividing the target value by the average closing price of the Company’s Common Stock over the 20-trading days immediately preceding the Measurement Date; provided that in no event shall the award granted pursuant to this clause (ii) exceed 1,000,000 RSUs (the “Subsequent RSU Award”). The Subsequent RSU Award will vest with respect to 1/8th of the total award on each three-month anniversary following the Measurement Date, such that the Subsequent RSU Award would be fully vested at the end of the two-year period, subject to your continued service on each applicable vesting date.

(iii)	In the event of a Change in Control of the Company (as defined in the Severance Plan) prior to the Measurement Date, then in lieu of the Subsequent RSU Award, and immediately preceding the consummation of the Change In Control, an award of RSUs having a target value of $2,000,000, with the actual number of RSUs to be determined by dividing the target value by the average closing price of the Company’s Common Stock over the 20-trading days immediately preceding the date of the consummation of the Change in Control; provided that in no event shall the award granted pursuant to this clause (iii) exceed 1,000,000 RSUs (the “CIC RSU Award”). The CIC RSU Award will vest with respect to 1/8th of the total award on each three-month anniversary following the grant date, such that the CIC RSU Award would be fully vested at the end of a two-year period, subject to your continued service on each applicable vesting date.

The Initial RSU Award, the Subsequent RSU Award and the CIC RSU Award (if applicable) will each be subject to the terms and conditions applicable to RSUs granted under the Company’s 2021 Equity Incentive Plan and the Restricted Stock Unit Agreement thereunder.

3.     Except as explicitly amended by this Amendment, the Offer Letter shall continue in full force and effect in accordance with its terms. The Offer Letter, as amended by this Amendment, supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. Neither the Offer Letter nor this Amendment may be further amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, provided that if any part is deemed unenforceable, the offending provision or part thereof shall be deemed severed or reformed so as to make the balance of this Amendment enforceable.

(Signature Pages Follow)

Very truly yours,
BuzzFeed, Inc.

By:	/s/Jonah Peretti
Jonah Peretti
Founder & CEO

I have read and accept this Amendment to my Offer Letter:

/s/ Marcela Martin
Dated: August 4, 2022

(Signature Page to Amendment to Offer Letter)